EXHIBIT 99.6

REPORT OF CONSULTING ENGINEER

Report on

Long Lake Property

Abrey Township, NW Ontario

NTS 42E/10

Prepared for

MADONNA CORPORATION

3215 Mathers Street

West Vancouver, B.C.  V7B 2K6

CANADA

Prepared by

B. Dewonck, P. Geo.

Coast Mountain Geological Ltd.

P.O. Box 11604

620 – 650 West Georgia Street

Vancouver, B.C.      V6B 4N9

September 30, 2004

TABLE OF CONTENTS

  Page

SUMMARY

     1

INTRODUCTION

     2

LOCATION AND ACCESS

     2

PHYSIOGRAPHY AND CLIMATE

     2

CLAIM STATUS

     2

HISTORY

     6

REGIONAL GEOLOGY

     7

PROPERTY GEOLOGY

     9

CONCLUSIONS AND RECOMMENDATIONS

     9

REFERENCES

    11

STATEMENT OF QUALIFICATIONS

    12

LIST OF FIGURES

FIGURE 1:

General Location Map

      3

FIGURE 2:

Regional Location Map

      4

FIGURE 3:

Claim Map

      5

FIGURE 4:

Regional Geology

      8

LIST OF TABLES

TABLE 1:

Claim Information

      2

TABLE 2:

Major Deposits: Beardmore-Geraldton Area

      6

SUMMARY

The Long Lake property is situated at the eastern end of the Beardmore-Geraldton greenstone belt, approximately 300 km northeast of Thunder Bay, Ontario. The property straddles Long Lake but overlies portions of the shoreline on either side. It is situated some 10 km southwest of the town of Lonlac, which is on the Trans Canada Highway. Access is by boat for most of the year and by snowmobile on the frozen lake during winter.

The belt is one of the major gold producing areas in Archean rocks of the Canadian Shield. In the period from the 1930’s to the 1960’s, over 4.1 million ounces of gold and 250,000 ounces of silver were produced from over 18 mines in the area. Over 90% of this production came from deposits spacially related to an ironstone formation, which from outcrop and aeromagnetic data can be defined from southwest of Lake Nipigon to east of Geraldton, a distance of over 175 km.

The Long Lake property lies along the same regional magnetic conductor (i.e. ironstone) that defines the Beardmore-Geraldton trend.. Mineralization along this trend is commonly associated with structures perpendicularly cross-cutting ironstone, thus limiting the potential strike length and size of mineral deposits. At Long Lake, the ironstone stratigraphy changes direction to a north-northeast trend that becomes subparallel to a regionally mapped shear or fault that follows the lake, thus increasing the potential for coincidence of favourable structure and geology.

A 1999 Horizontal Loop Electromagnetic (HLEM)/ magnetic geophysical survey identified two northeast trending conductors. Both are cut off to the southwest by survey limits. Survey limits to the northeast are not known to the author, therefore extent of the conductors in that direction is not known.

The property covers an area where geological and structural trends appear to coincide at a more oblique angle than is the norm, thus presenting the potential for increased strike length of juxtaposed structure and favourable geology. Conductors have been identified on the property by previous work however their location under the lake may have inhibited follow-up exploration. The drilling of targets under lakes has been successfully accomplished elsewhere, such as at the Meadowbank deposit in Nunavut Territory and a number of diamond exploration projects in the Northwest Territories.

The location of the 1999 geophysical data and survey grid requires confirmation by means of GPS survey equipment and extension at least to the southwest. This program will have to be conducted in the winter in order to be able to survey over the lake while safely frozen. In addition, thorough research of previous exploration in and around the claim area is needed to avoid duplication and enhance drill target definition. A budget of USD$50,000 is outlined for this work.

INTRODUCTION

This report, prepared at the request of Madonna Corp., provides information on the location, geological and historical setting of the Long Lake Property in northwestern Ontario. Recommendations are made for an initial phase of exploration by Madonna Corporation.

LOCATION AND ACCESS

The claims are situated in Abrey Township, northwestern Ontario, approximately 22 km east of the town of Geraldton and straddling Long Lake on NTS mapsheet 42E/10. The property is 10 km southwest of Lonlac, which is on the Trans Canada Highway approximately 300 km northeast of Kenora. The 301 hectare property is centred on 490 40’ N Latitude and 860 39’ W Longitude.

PHYSIOGRAPHY AND CLIMATE

The majority of the claims overlie Long Lake with limited coverage of both shores. Access is achieved by boat through most of the year and by snowmobile on the frozen lake in the winter. The author has no information on any direct access by road.

CLAIM STATUS

TABLE 1

CLAIM INFORMATION

CLAIM NUMBER	UNITS	EXPIRY DATE	WORK REQUIREMENT

TB 3011324 (1)	2	March 17, 2005	$800
TB 3011325 (1)	2	March 17, 2005	$800
TB 3011326 (1)	2	March 17, 2005	$800
TB 3011327 (1)	2	March 17, 2005	$800
TB 3011328 (1)	2	March 17, 2005	$800
TB 3011332 (1)	4	March 17, 2005	$1,600
TB 3011333 (1)	2	March 17, 2005	$800
TB 941332 (2)	1	January 27, 2005	$400
TB 941333 (2)	1	January 27, 2005	$400
TB 941334 (2)	1	January 27, 2005	$400
TB 941335 (2)	1	January 27, 2005	$400
TB 941336 (2)	1	January 27, 2005	$400
TB 941337 (2)	1	January 27, 2005	$400

(1) Registered owner of the claim is Luverne Edward Hogg.

(2) Registered owner of the claim is Hardrock Extension Inc.

Fig.1.  Location of project area (Fig.2).  Universal Transverse

Mercator (UTM) projection with 1983 North American Datum

(NAD83): Zone 16.

ALFRED LAKE
MCQUESTEN
HOUCK
LONGLAC AREA
OAKES
86°45' W
GERALDTON
49°45' N
CROLL
Provincial Highway 11
MICKELVIE
10 km
DUCKLING LAKE AREA

Fig.2.  Property map of the Long Lake property, from the Ontario

Geological survey web site: http://www.mndm.gov.on.ca/mndm/

mines/lands/claimap3/default_e.asp).  Map scale is approximately

1:125,000 (latitude-longitude projection).  The property lies east of

Geraldton, within Abrey Township in the McBean Lake area.

Fig.3.  Mineral tenures composing the

Long Lake property, from the Ontario Geological survey web site: http://www.mndm.gov.on.ca/mndm/mines/lands/claimap3/default_e.asp).

 Map scale is approximately 1:50,000 (Universal Transverse Mercator (UTM)

projection with 1983 North American Datum (NAD83): Zone 16).  The property lies east of Geraldton, within Abrey Township in the McBean Lake area.

HISTORY

The property is situated at the eastern end of the Beardmore-Geraldton greenstone belt, one of the major golf producing camps in the Archean rocks of the Canadian Shield, 16 km east of the largest producer in the belt (Hard Rock-MacLeod-Cockshutt-.Mosher deposit). Mining over an almost 50 year period in at least eighteen mines, from the 1930’s to the 1960’s, produced more than 4.1 million ounces of gold and 250,000 ounces of silver. Gold was first discovered in the Beardmore area at the Beardmore (Northern Empire) Mine in 1925, with production commencing in 1934. In the Geraldton area, gold was reported during World War I however it was not until 1931 that discoveries were made that eventually led to mining, this being the Hard Rock Mine. The first gold producer was the Little Long Lac Mine, discovered in 1932 and producing in 1934. Major producers are summarized in Table 2 below:

TABLE 2

BEARDMORE-GERALDTON AREA:  MAJOR PRODUCERS

MINE	YEARS	OZ GOLD	OZ SILVER	TONS MILLED

Macleod-Cockshutt	1938-68	1,475,728	101,388	10,337.229
Leitch	1936-68	847,690	31,802	920,745
Little Long Lac	1934-54, 1956	605,499	52,750	1,780, 516
Mosher Long Lac	1962-66	330,265	34,604	2,710,657
Hard Rock	1938-51	269,081	9,009	1,458,375
Magnet Consolidated	1938-43 1946-52	152,089	16,879	359,912
Beardmore (Northern Empire	1934-41,1949	149,493	19,803	425,866

The most recent work done on the subject property was in 1999, when a Horizontal Loop Electromagnetic (HLEM) and magnetic survey was conducted, resulting in the delineation of two conductors over the lake. Their location has likely inhibited further exploration, however drilling under lakes has been successfully been undertaken on other projects, such as the Meadowbank deposit in Nunavut Territory and a number of diamond exploration projects in the Northwest Territories.

REGIONAL GEOLOGY

The Beardmore-Geraldton area lies at the southern boundary of the east-west trending, isoclionally folded early Precambrian metavolcanic-netasedimentary sequence of the Wabigoon Subprovince. The sequence has been intruded by felsic batholiths, stocks and sills, and lenticular mafic intrusions. Late Precambrian diabase dikes and sills intrude all rock types. The regional metamorphic grade is greenschist facies. Folding has been along east west trending axes, and similarly trending faults, notably the Bankfield-Tombill and Little Long Lac Faults, appear to have been important factors in determining the location of many gold deposits in the Geraldton area. Faulting commenced prior to mineralization but subsequent to felsic intrusion and continued after mineralization.

Ironstone, which is spatially related to many gold deposits throughout the greenstone belt, can be traced in outcrop and from aeromagnetic data from southwest of Lake Nipigon to east of Geraldton, a distance of more than

Gold mineralization has been subdivided into three principal belts based on stratigraphic location and host rock lithology, as follows:

(1)

Southern mafic volcanic dominated belt: (e.g. Northern Empire Mine)

(2)

Southern sedimentary dominated belt:

(a) metasedimentary host rock:

-

quartz veins and stringers in fracture zones in clastic metasediments (e.g. Little Long Lac, Magnet Consolidated, Leitch, Hard Rock Mines)

-

quartz vein stringers  and replacement sulphides in ironstone (e.g. MacLeod-Cockshutt, Hard Rock Mines)

(b) felsic and mafic intrusive rocks

-

quartz veins and stringers in folded albite porphyry (e.g. MacLeod-Cockshutt, Hard Rock Mines)

-

mineralized zones of shearing and albite porphyry (e.g. Consolidated Mosher Mine)

-

quartz veins in shear zones in hornblende diorite or gabbro (e.g. Talmora Mine)

(c) localized at the contact between minor felsic intrusive rocks and metasediments

-

shear zone between metawacke and albite porphyry (e.g. MacLeod-Cockshutt, Hard Rock, Consolidated Mosher Mines)

-

sulphide zones in fractures or shear zones in the contact between ironstone and quartz diorite (e.g. Macleod-Cockshutt)

(d) mafic volcanic host rock

(3)

northern felsic volcanic dominated belt (e.g. Orphan (Dik-Dik) Mine)

GERALDTON
49°45' N
86°45' W
N
W
E
S
Provincial Highway 11
Granitic intrusion
Metavolcanic rocks
Beardmore-Geraldton Fold Belt
Metasedimentary rocks
Couchiching-type metasedimentary rocks
10 km

Fig.4.  Regional geological map of the Long Lake

property (the same area as that shown in Fig.2).  Map scale is approximately 1:125,000 (latitude-

longitude projection).  Geological boundaries and units are from Kehlenbeck (1986).  The locations of the pertinent mineral tenures are marked by polygons bordered in red.  The property is underlain almost entirely by metasedimentary rocks, which probably include banded iron formation lithologies.

Of all the gold produced in the Beardmore-Geraldton belt, 94% is from the southern sedimentary dominated belt, and more particularly, associated with ironstone.

PROPERTY GEOLOGY

The Long Lake property lies along the same regional magnetic conductor (i.e. ironstone) that defines the Beardmore-Geraldton trend, with which most deposits in the camp are spatially associated. Mineralization along this trend is commonly associated with structures perpendicularly cross-cutting ironstone, thus limiting the potential strike length and size of mineral deposits. At Long Lake, the ironstone stratigraphy changes direction to a north-northeast trend that becomes subparallel to a regionally mapped shear or fault that follows the lake, thus increasing the potential for coincidence of favourable structure and geology.

The 1999 geophysical surveys identified two northeast trending conductors, one largely within claim TB 941334 and a second, much shorter one, situated to the south. Both are cut off to the southwest by survey limits. Survey limits to the northeast are not known to the author, therefore extent of the longer conductor in that direction is not known. The quality of data and maps available to the author is poor and requires further verification prior to any future work.

CONCLUSIONS AND RECOMMENDATIONS

The Long Lake property is situated at the eastern end of the Beardmore-Geraldton greenstone belt, one of the major gold producing belts in Archean rocks of the Canadian Shield. Most of the gold production and occurrences are spacially related to ironstone , which has been identified both in outcrop and by aeromagnetic data and effectively defines the belt. Gold mineralization commonly occurs where structures perpendicularly cross-cut the ironstone.

The property covers an area where geological and structural trends appear to coincide at a more oblique angle than is the norm, thus presenting the potential for increased strike length of juxtaposed structure and favourable geology. Conductors have been identified on the property by previous work however their location under the lake may have inhibited follow-up exploration. The drilling of targets under lakes has been successfully accomplished elsewhere, such as at the Meadowbank deposit in Nunavut Territory and a number of diamond exploration projects in the Northwest Territories.

The location of the 1999 geophysical data and survey grid requires confirmation by means of GPS survey equipment and extension at least to the southwest. This program will have to be conducted in the winter in order to be able to survey over the lake while safely frozen. In addition, thorough research of previous exploration in and around the claim area is needed to avoid duplication and enhance drill target definition.

A budget of USD$50,000 is proposed for this work, as outlined below:

Geologist

$  7,000

Grid emplacement

    8,000

GPS Survey

    5,000

HLEM/Magnetometer Survey

  20,000

Report

    5,000

Contingency @ 10%

    5,000

TOTAL

$50,000

REFERENCES

Kehlenbeck, M.M. (1986):Folds and Folding in the Beardmore-Geraldton Fold Belt, in Canadian Journal of Earth Sciences 23, pp. 158-172.

Mason, John K., and McConnell, Craig D. (1983): Gold Minerlization in the Beardmore-Geraldton Area in The Geology of Gold in Ontario, Ontario Geological Survey Miscellaneous Paper 110 (edited by A.C. Colville)

Mudry, Philip, (2003): Long Lake Gold Prospect, Abrey Township, Northwestern Ontario, unpublished report for B.K. Mining Corp.

__________, (2004): personal communication

STATEMENT OF QUALIFICATIONS

I, BERNARD DEWONCK, self employed consulting geologist with address of 11931 Dunford Road, Richmond, B.C., V7E 3M6, HEREBY CERTIFY THAT:

1.

I am a graduate of the University of British Columbia, Vancouver, British Columbia with a B.Sc. (1974) in Geology.

2.

From 1977 to the present I have been actively employed in various capacities in the mining industry in numerous locations in North America, Central America, and South America.

3.

I have been retained by Coast Mountain Geological Ltd, a British Columbia corporation with a business address of 620-650 West Georgia Street, Vancouver, B.C., V6B 4N9, to complete this report and make recommendations for future work on the Long Lake property for Madonna Corporation.

4.

I do not own any interest in the Long Lake property nor do I own any interest in any company or entity that owns or controls an interest in the claims which comprise the property.

5.

I am registered as a Professional Geoscientist with the Association of Professional Engineers and Geoscientists of British Columbia (#19885).

6.

I approve of this report being used for any lawful purpose as may be required by Madonna Corporation and its affiliates.

DATED in Vancouver, B.C., this 30th day of September, 2004.

___________________________________________

Bernard Dewonck, P.Geo.

Information contained in this report has been compiled with the permission of Madonna Corporation from sources believed to be reliable however, the accuracy and completeness of data herein cannot be guaranteed.  Neither the author, Coast Mountain Geological Ltd. nor Madonna Corporation assumes responsibility for errors or omissions. This report is not a solicitation to either buy or sell interests or securities in any corporation and has been neither approved nor disapproved by any U.S. or Canadian stock exchange.

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